ASB Bancorp, Inc. Shareholders Approve Merger with First Bancorp

ASHEVILLE, N.C., Sept. 19, 2017 /PRNewswire/ -- On September 19, 2017, the shareholders of ASB Bancorp, Inc. (NASDAQ GM: ASBB), the holding company for Asheville Savings Bank, S.S.B., voted at a special meeting of shareholders to approve the previously announced Agreement and Plan of Merger and Reorganization, dated as of May 1, 2017, by and between ASB Bancorp, Inc. and First Bancorp, under which ASB Bancorp, Inc. will merge with and into First Bancorp (NASDAQ: FBNC). The votes cast by ASB Bancorp, Inc. shareholders in favor of the proposal to approve the merger represented approximately 79.1% of ASB Bancorp, Inc.'s issued and outstanding common stock entitled to vote as of July 19, 2017, the record date for the special meeting. Of the shares voted, approximately 98.7% voted to approve the merger.

First Bancorp and ASB Bancorp, Inc. have received approvals for the merger from the North Carolina Commissioner of Banks and from the Board of Governors of the Federal Reserve System. The merger is expected to close on October 1, 2017.

About ASB Bancorp, Inc.

ASB Bancorp, Inc. is the parent company of Asheville Savings Bank, S.S.B., a North Carolina chartered stock savings bank with a community focus offering traditional financial services through 13 full-service banking centers located in Buncombe, Madison, McDowell, Henderson, and Transylvania counties in Western North Carolina.

Caution Regarding Forward-Looking Statements

This press release, in particular statements regarding the proposed transaction between ASB Bancorp, Inc. and First Bancorp, the expected timetable for completing the transaction, and any other statements about ASB Bancorp, Inc. or First Bancorp managements' future expectations, beliefs, goals, plans or prospects, includes forward-looking statements that are based on certain beliefs and assumptions and reflect the current expectations of ASB Bancorp, Inc., First Bancorp, and their respective management. Statements that are predictive in nature, that depend on or relate to future events or conditions, or that include words such as "believes," "anticipates," "expects," "continues," "predict," "potential," "contemplates," "may," "will," "likely," "could," "should," "estimates," "intends," "plans" and other similar expressions are forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements involve known and unknown risks, assumptions and uncertainties that may cause actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements, and you should not place undue reliance on these statements. Some of the factors that could cause actual results to differ materially from current expectations are: the ability to consummate the proposed transaction; any conditions imposed on the parties in connection with the consummation of the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the agreement relating to the proposed transaction; ASB Bancorp, Inc.'s ability to maintain relationships with employees and third parties following announcement of the proposed transaction; the ability of the parties to satisfy the conditions to the closing of the proposed transaction; the risk that the proposed transaction may not be completed in the time frame expected by the parties or at all; and the risks that are described from time to time in ASB Bancorp, Inc.'s reports filed with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and on general industry and economic conditions. ASB Bancorp, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Suzanne S. DeFerie
Chief Executive Officer
ASB Bancorp, Inc.
(828) 254-7411